Exhibit 15.10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Shell Company Report on Amendment No. 1 to Form 20-F of our report dated April 1, 2026 with respect to the financial statements of Plum Acquisition Corp. III appearing in the Shell Company Report on Form 20-F of Plum III Merger Corp. (n/k/a Tactical Resources Corp.).

/s/ Marcum LLP

Houston, Texas

September 21, 2026